BONTANG
                      LPG SALES AND PURCHASE CONTRACT




                                  BETWEEN



            PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA
                                 AS SELLER



                                    AND



                       JAPAN INDONESIA OIL CO., LTD.
                                 AS BUYER



                                   DATED

                             20 February 1992

                            TABLE  OF CONTENTS


                                                           PAGE
              TABLE OF CONTENTS                           i-iii

              PREAMBLE                                     1

ARTICLE   1   DEFINITIONS                                2-9

               1.1 Accepted Date Range(s)                  2
               1.2 Accepted Quantities                     2
               1.3 Additional Quantities                   2
               1.4 Affiliate                               2
               1.5 Allowed Laytime                         2
               1.6 Annual Demurrage Rate                   2
               1.7 Annual Program                          2
               1.8 Bontang Facilities                      3
               1.9 Bontang LNG Facilities                  3
               1.10 Bontang LPG Facilities                 3
               1.11   Business Day                         3
               1.12   Butane                               3
               1.13   Buyer                                3
               1.14   Calculation Date                     4
               1.15   Conditions of Use                    4
               1.16   Contract                             4
               1.17   Contract Sales Prices                4
               1.18   Cubic Meter                          4
               1.19   Delivery Point                       4
               1.20   Fixed Quantities and Fixed Quantity  4
               1.21   Fixed Quantity Period                5
               1.22   Force Majeure                        5
               1.23   Gas Supply Area                      5
               1.24   Independent Surveyor                 5
               1.25   Lifting Obligation                   5
               1.26   LNG                                  5
               1.27   Loading Port                         5
               1.28   Loading Terminal                     5
               1.29   LPG                                  5
               1.30   LPG Tanker                           6
               1.31   Metric Ton or MT                     6
               1.32   Named LPG Tanker                     6
               1.33   Natural Gas                          6
               1.34   Nominated Date Range                 6
               1.35   Nominated Quantities                 6
               1.36   Notice of Readiness                  6
               1.37   Production Sharing Contract(s)       6
               1.38   Program Year                         7
               1.39   Propane                              7
               1.40   Quarter                              7
               1.41   Quarterly Schedule                   7
               1.42   Receiving Facilities                 7
               1.43   Seller                               8
               1.44   Shipment Month                       8
               1.45   Shipment Quarter                     8
               1.46   Suppliers                            8
               1.47   Supply Agreements                    8
               1.48   TBN                                  8
               1.49   Terminal Procedures                  8
               1.50   TOTAL Group                          9
               1.51   Unlifted Quantities                  9
               1.52   UNOCAL Group                         9
               1.53   Used Laytime                         9
               1.54   VICO Group                           9
               1.55   1986 Contracts                       9

ARTICLE  2   SALE AND PURCHASE                            10

ARTICLE  3   SOURCES OF SUPPLY                         11-13

          3.1 Relationship to LNG Processing              11
          3.2 Sources of Natural Gas                      12

ARTICLE  4   COMMENCEMENT AND DURATION OF CONTRACT        14

ARTICLE  5   QUANTITIES                                15-20

          5.1 Required Deliveries                         15
          5.2 Delivery of Fixed Quantities                15
          5.3 Buyer's Obligation to Lift                  16
          5.4 Allocation of Supplies Between Buyer and Other
              Purchasers of LPG                           19

ARTICLE  6   CONTRACT SALES PRICES                     21-22

          6.1 Contract Sales Prices                       21
          6.2 Calculation of Contract Sales Prices        21

ARTICLE   7  QUALITY AND STATE                            23

          7.1 Specifications                              23
          7.2 Disclaimer of Warranties                    23

ARTICLE   8   TITLE AND RISK OF LOSS                      24

ARTICLE   9   VERIFICATION AND MEASUREMENT                25

          9.1 Inspection                                  25
          9.2 Measurement and Samples                     25

ARTICLE  10   INVOICES AND PAYMENT                     26-29

         10.1 Invoices and Cargo Documents                26
         10.2 Other Invoices                              26
         10.3 Invoice Due Dates, etc.                     26
         10.4 Payment                                     27
         10.5 Seller's Rights Upon Buyer's Failure to Make
              Payment                                     28
         10.6 Disputed Invoices                           29

ARTICLE  11   PROGRAMMING AND SHIPPING MOVEMENTS       30-35

         11.1 Annual Programs                             30
         11.2 Quarterly Schedule                          31
         11.3 Nominations                                 32
         11.4 Notification of Expected Arrivals           34
         11.5 LPG Tanker to Arrive Precooled
ARTICLE  12   DELIVERY                                 36-38

         12.1 Delivery                                    36
         12.2 Loading Terminal, LPG Tankers and Terminal
              Procedures                                  36

ARTICLE  13   ARRIVAL, LOADING TIME AND DEMURRAGE      39-42

         13.1 Notice of Arrival                                39
         13.2 Notice of Readiness and Loading                  39
         13.3 Laytime                                          40
         13.4 Demurrage                                        42

ARTICLE  14   DEPARTURE, MISCELLANEOUS CHARGES AND
              INSURANCE                                     43-44

         14.1 Departure                                        43
         14.2 Miscellaneous Charges                            43
         14.3 Insurance and Conditions of Use                  43

ARTICLE  15   FORCE MAJEURE                                 45-49

         15.1 Events of Force Majeure                          45
         15.2 Notice, Resumption of Normal Performance         48
         15.3 Effect on Deliveries, Supplies, Term             49

ARTICLE  16   EARLY TERMINATION                                50

ARTICLE  17   ARBITRATION                                      51

ARTICLE  18   APPLICABLE LAW                                   52

ARTICLE  19   CONFIDENTIALITY                               53-54

ARTICLE  20   NOTICES                                       55-56

ARTICLE  21   ASSIGNMENT                                       57

ARTICLE  22   AMENDMENTS                                       58

ARTICLE  23   ENTIRE AGREEMENT                                 59

ARTICLE  24   LANGUAGE OF THE CONTRACT                         60

ARTICLE  25   HEADINGS                                         61

ARTICLE  26   COUNTERPARTS                                  62-63

EXHIBIT   A   SPECIFICATIONS                                    i

EXHIBIT   B   PROCEDURE FOR CALCULATING ANNUAL DEMURRAGE RATE  ii

ATTACHMENT 1 MEASUREMENT AND SAMPLING PROCEDURES               i-iv

ATTACHMENT 2 TESTING METHOD OF LPG RESIDUAL MATTER              1-8

ATTACHMENT 3 PRECISION FOR RESIDUAL MATTER               (1), a & b


LPG SALES AND PURCHASE CONTRACT

THIS CONTRACT, dated as of the 20th day of February, 1992 is made by and between PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA ("PERTAMINA"), a State Enterprise of the Republic of Indonesia, on the one hand, and JAPAN INDONESIA OIL CO., LTD. ("JIOC"), a corporation organized under the laws of Japan, on the other hand.

In consideration of the mutual agreements contained herein the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

     The terms or expressions below shall have the following meanings in this Contract:

1.1  Accepted Date Range(s)

     Nominated Date Range(s) acceptable to Seller or date range(s) established by Seller pursuant to Article 11.3.

1.2  Accepted Quantities

     Nominated Quantities acceptable to Seller or quantities established by Seller in accordance with Article 11.3.

1.3  Additional Quantities

     As defined in Article 6.2

1.4  Affiliate

     In relation to a corporation or other entity, a corporation or other entity which is controlled by, which controls, or which is controlled by a corporation or other entity which also controls, that corporation or other entity.

1.5  Allowed Laytime

     As defined in Article 13.3.

1.6  Annual Demurrage Rate

     As defined in Article 13.4.

1.7  Annual Program

     As defined in Article 11.1.

1.8  Bontang Facilities

     The Bontang LNG Facilities and the Bontang LPG Facilities.

1.9  Bontang LNG Facilities

     The LNG liquefaction plant facilities located in Bontang, East Kalimantan, Indonesia, including liquefaction trains and LNG storage, loading and related facilities and the Natural Gas transmission pipelines to the liquefaction plant.

1.10 Bontang LPG Facilities

     The facilities in, at or near the Bontang LNG Facilities for separation of LPG from Natural Gas and for liquefaction and fractionation of LPG, as well as all related equipment and facilities; Propane and Butane storage, loading and related facilities including the Loading Terminal.

1.11 Business Day

     Every day other than a Saturday or Sunday or other day on which commercial banks are authorized to close in the city in which the bank designated by Seller or Buyer, as the case may be, pursuant to Article 10.4 is located.

1.12 Butane

     A mixture predominantly of hydrocarbons, having the specifications set out in Exhibit A.

1.13 Buyer

     JAPAN INDONESIA OIL CO., LTD., a corporation organised under the laws of Japan, or the successor(s) in interest of such corporation, or the permitted assignees(s) of such corporation or such successor(s) in interest.

1.14 Calculation Date

     As defined in Article 6.1.

1.15 Conditions of Use

     The conditions in effect at the Loading Port at any time as applied by the operator of the Loading Terminal (including requirements for undertakings as to liabilities of an LPG Tanker, its owner, operator or charterer and Buyer) under which an LPG
Tanker is permitted to enter and use the Loading Port.

1.16 Contract

     This LPG Sales and Purchase Contract, including the Exhibits and Attachments hereto, as it may from time to time be amended, modified, varied or supplemented in accordance with the terms of
Article 22.

1.17 Contract Sales Prices

     As defined in Article 6.1.

1.18 Cubic Meter

     A volume equal to the volume of a cube whose edge is one meter.

1.19 Delivery Point

     The point at the Loading Port at which the flange coupling of Seller's loading line joins the flange coupling of the loading manifold on board Buyer's LPG Tanker.

1.20 Fixed Quantities and Fixed Quantity

     As defined in Article 5.1.

1.21 Fixed Quantity Period

     As defined in Article 5.1.

1.22 Force Majeure

     As defined in Article 15.1.

1.23 Gas Supply Area

     The contract areas of the VICO, TOTAL and UNOCAL Production
Sharing Contracts and such other nearby contract areas in East
Kalimantan, Indonesia as Seller may designate from time to time.

1.24 Independent Surveyor

     As defined in Article 9.1.

1.25 Lifting Obligation

     As defined in Article 5.3.

1.26 LNG

     Natural Gas in a liquid state at or below its boiling point and at a pressure of approximately one atmosphere.

1.27 Loading Port

     The port at the Bontang Facilities.

1.28 Loading Terminal

     The facilities for delivery of LPG into vessels at the Loading Port.

1.29 LPG

     Propane or Butane, or as the context requires, both Propane and Butane. A "grade of LPG" refers to either Propane or Butane.

1.30 LPG Tanker

     An ocean-going vessel which is used by the Buyer for transportation of LPG delivered under this Contract.

1.31 Metric Ton or MT

     A unit of weight equal to 1,000 kilograms.

1.32 Named LPG Tanker

     As defined in Article 11.3.

1.33 Natural Gas

     Any hydrocarbon or mixture of hydrocarbons, consisting essentially of methane, other hydrocarbons, and non-combustible gases in a gaseous state, which is extracted from the subsurface of the earth in its natural state, separately or together with liquid hydrocarbons.

1.34 Nominated Date Range

     As defined in Article 11.3.

1.35 Nominated Quantities

     As defined in Article 11.3.

1.36 Notice of Readiness

     As defined in Article 13.2.

1.37 Production Sharing Contract(s)

     As to PERTAMINA and the VICO Group, the Amended and Restated
Production Sharing Contract dated April 23, 1990, as may be hereafter amended, between PERTAMINA, on the one hand, and the members of the VICO Group on the other.

     As to PERTAMINA and the TOTAL Group, the Amended and Restated Production Sharing Contract dated January 11, 1991, as may be hereafter amended, between PERTAMINA, on the one hand, and the members of the TOTAL Group, on the other.

     As to PERTAMINA and Unocal Indonesia Ltd. ("UNOCAL"), the
Amended and Restated Production Sharing Contract dated January
11, 1991, as may be hereafter amended, between PERTAMINA, on the one hand, and UNOCAL, on the other.

1.38 Program Year

     As defined in Article 11.1.

1.39 Propane

     A mixture predominantly of hydrocarbons, having the specifications set out in Exhibit A.

1.40 Quarter

     A period of three (3) calendar months commencing on January
1, April 1, July 1 or October 1.

1.41 Quarterly Schedule

     As defined in Article 11.2.

1.42 Receiving Facilities

     Any terminal(s) available to Buyer in Japan for discharge of LPG, whether or not existing as of the date of this Contract.

1.43 Seller

     Perusahaan Pertambangan Minyak dan Gas Bumi Negara
("Seller"), a State Enterprise of the Republic of Indonesia, or the successor in interest of such enterprise, or the permitted assignee of such entity or such successor in interest.

1.44 Shipment Month

     As defined in Article 11.3.

1.45 Shipment Quarter

     As defined in Article 11.2.

1.46 Suppliers

     The VICO Group, the TOTAL Group, the UNOCAL Group and Seller, as suppliers of their respective shares of Natural Gas produced under the VICO, TOTAL and UNOCAL Production Sharing Contracts from areas within the Gas Supply Area, for the production of LPG to be sold and delivered hereunder.

1.47 Supply Agreements

     As defined in Article 3.2.

1.48 TBN

     As defined in Article 11.3.

1.49 Terminal Procedures

     All procedures established or customarily practiced by the operator of the Loading Terminal with respect to notifications, nominations, berthing, lifting, loading, safety procedures for ship and shore, documentation, departure, measurement and the like (including, without limitation, Conditions of Use).

1.50 TOTAL Group

     Total Indonesie and Indonesia Petroleum, Ltd., and their successors in interest.

1.51 Unlifted Quantities

     As defined in Article 5.3.

1.52 UNOCAL Group

     Unocal Indonesia, Ltd. and Indonesia Petroleum Ltd., and their successors in interest.

1.53 Used Laytime

     As defined in Article 13.3.

1.54 VICO Group

     Virginia International Company, Virginia Indonesia Company,
Ultramar Indonesia Limited, Union Texas East Kalimantan Limited,
Opicoil Houston, Inc. and Universe Gas & Oil Company, Inc., and their successors in interest.

1.55 1986 Contracts

     Seven LPG Sales Contracts dated July 15, 1986 made between Seller and seven Japanese buyers including Idemitsu Kosan Co., Ltd. and Showa Shell Sekiyu K.K. No reference herein to the 1986 Contracts shall entitle Buyer to receive a copy of or information concerning the 1986 Contracts; where any matter herein is ascertained by reference to the 1986 Contracts, PERTAMINA shall notify Buyer as to such matter, which notification shall be conclusive and binding on Buyer.

ARTICLE 2
SALE AND PURCHASE


     Seller agrees to sell and deliver at the Delivery Point, and Buyer agrees to purchase, receive and pay for, LPG, in the quantities and at the prices and in accordance with the other terms and conditions set forth in this Contract.

ARTICLE 3
SOURCES OF SUPPLY


3.1  Relationship to LNG Processing

     The LPG to be sold hereunder will be produced from Natural Gas in conjunction with the production and processing of Natural Gas into LNG at the Bontang LNG Facilities. It is understood that the production of LPG at the Bontang Facilities is dependent on the processing of Natural Gas into LNG and that any interruption, curtailment or suspension of LNG production or deliveries of LNG at the Bontang Facilities will directly and adversely affect the production and availability for export of LPG from such facilities.

     Furthermore, Seller has entered into and made certain commitments prior to the date hereof to its LNG buyers in respect of operational limitations, quantities and specifications of LNG produced at the Bontang Facilities. The annual Fixed Quantities have been determined as of the date hereof after taking these quantities, specifications and limitations into account. As soon as Seller becomes aware of any circumstances which may require Seller to take action to meet the above LNG commitments which would affect LPG production, Seller shall promptly enter into good faith discussions with Buyer to determine whether alternative action is available or possible that could enable Seller to satisfy both its commitments to Buyer as well as the LNG commitments referred to above. It is understood that Seller shall take reasonable actions to avoid the occurrence of any event which would affect LPG production. However, if Seller nevertheless determines that it must take action which affects LPG production, such circumstances will constitute an event of Force Majeure under Article 15.

3.2  Sources of Natural Gas

     (a) The Natural Gas from which LPG to be sold hereunder is to be extracted is to be produced from the Gas Supply Area. Nothing herein shall be construed, however, as conferring upon Buyer any interest or right in the Gas Supply Area or in Natural Gas or any hydrocarbon deposit or producing area. No warranty express or implied is given, nor is there to be construed any representation, as to the quantity of Natural Gas in, or its recoverability from, the Gas Supply Area. If during the term of this Contract Suppliers obtain information from their activities which indicate unforeseen changes in the proved remaining recoverable reserves of Natural Gas in the Gas Supply Area such that Seller's ability to perform Seller's obligation hereunder may be materially and adversely affected, Seller shall promptly inform Buyer of such situation.

     (b) Seller represents that Seller will maintain throughout the term hereof the right to sell all quantities of LPG to be sold hereunder. In this connection, Seller represents that it has executed or will execute from time to time, as required in order to maintain the right to sell all of the quantities of LPG to be sold hereunder, agreements between itself and the other Suppliers under which agreements ("Supply Agreements") Suppliers shall supply Natural Gas from the Gas Supply Area for processing into LPG at the Bontang LPG Facilities and shall make available, for sale by Seller hereunder, their respective interest in the quantities of LPG to be sold hereunder.

     (c) It is understood that, by virtue of the Supply Agreements, the VICO Group, the TOTAL Group and the UNOCAL Group, as parties to such Supply Agreements, shall be third-party beneficiaries of this Contract. The foregoing sentence shall not be construed as discharging Seller of its obligation to supply LPG to Buyer in accordance with the terms of this Contract.

ARTICLE 4
COMMENCEMENT AND DURATION OF CONTRACT


     This Contract shall come into full force and effect as of and from the date hereof, and shall continue in full force and effect thereafter until December 31, 1994, unless terminated sooner pursuant to the terms of this Contract; provided, however, that such provisions of this Contract as are required to give effect to the rights and obligations of the parties which arise prior to such date shall continue in full force and effect until the expiration of the parties' respective obligations to sell and purchase LPG hereunder.

     If Seller and Buyer so agree at least one (1) year prior to the date this contract would otherwise expire, the term of this contract may be extended for an additional term on such terms and conditions as may be mutually agreed.

ARTICLE 5
QUANTITIES


5.1  Required Deliveries

     During each annual period (each such period is hereinafter referred to as a "Fixed Quantity Period") specified below, Seller shall sell and deliver to Buyer, and Buyer shall purchase, receive and pay for, at the applicable Contract Sales Prices, the quantity of LPG specified for Buyer for such period (each such quantity is hereinafter individually referred to as a "Fixed Quantity" and as "Fixed Quantities" when referring to more than one such quantity) as follows :

            Fixed Quantity   Fixed Quantities for
            Period           Buyer in Thousands of
                             Metric Tons of LPG
            __________________________________________________
            Jan 1 - Dec. 31, 1992            85
            Jan 1 - Dec. 31, 1993            85
            Jan 1 - Dec. 31, 1994            85
            __________________________________________________

  5.2   Delivery of Fixed Quantities

   (a) Within each calendar year the quantities to be delivered by Seller and received by Buyer shall be delivered and received at rates and intervals which are reasonably constant over the course of such period, after taking into consideration all commitments of Seller, the requirements of other purchasers of LPG from the Bontang LPG Facilities, constraints at the Loading Port and the Loading Terminal and fluctuations in production rates of LPG due to changes in production rates of LNG at the Bontang LNG Facilities, so as to ensure as nearly as practicable uninterrupted operation of the Bontang Facilities. Buyer further agrees that it will not be entitled to any quantities in any Quarter to the extent that such quantities, when added to all other quantities of LPG scheduled to be delivered from the loading port to Idemitsu Kosan Co., Ltd. and Showa Shell Sekiyu K.K. in the same Quarter, exceed twenty five percent (25 %) of the sum of Buyer's Fixed Quantity for the Fixed Quantity Period plus such other quantities to be delivered from the loading port to Idemitsu Kosan Co., Ltd., and Showa Shell Sekiyu K.K. in the same Fixed Quantity Period. Seller and Buyer agree to cooperate with each other for smooth delivery of Fixed Quantities.

   (b) The Fixed Quantity to be delivered to Buyer in any Fixed Quantity Period will consist of each grade of LPG in accordance with the following: forty-five (45) to fifty-five
  (55) percent Propane and fifty-five (55) to forty-five (45) percent Butane.

  5.3   Buyer's Obligation to Lift

   (a)  Buyer will be obligated to lift, in accordance with
  Article 11, the Fixed Quantity during each Fixed Quantity Period (such obligation is hereinafter referred to as the "Lifting Obligation" of Buyer). The Lifting Obligation of Buyer shall be reduced by the quantity of LPG which Buyer was unable to receive because of Force Majeure affecting Buyer's ability to receive LPG or because of Seller's failure to make such quantity available for delivery due to Force Majeure affecting Seller or due to breach by Seller of its obligations hereunder.

   (b) If Buyer should fail to take delivery of LPG or if at any time Seller shall have reason to believe that Buyer will be unable to take delivery of LPG in accordance with
  Article 11, Seller shall so notify Buyer, specifying the quantities of each grade of LPG involved (quantities with respect to which Seller issues a notice pursuant to this paragraph (b) are hereinafter referred to as the "Unlifted Quantities"). Upon receipt of such notice from Seller, Buyer shall promptly advise Seller in writing whether Buyer wishes to reschedule the lifting of the Unlifted Quantities during the remainder of the Fixed Quantity Period in question, and if so, specifying a Nominated Date Range. If such rescheduling is acceptable to Seller, having regard to Seller's and the Loading Terminal's operations and schedules and, in particular, the provisions of Article 5.2 (a), Seller will so notify Buyer and the Unlifted Quantities will be rescheduled and lifted pursuant to Article 11 accordingly.

   (c) If Buyer fails promptly to provide notice as provided in paragraph (b) or if the rescheduling pursuant to paragraph (b) above is not acceptable to Seller, Seller may take at any time thereafter whatever steps Seller determines, in its sole discretion, are appropriate and may flare, sell, curtail LPG production, "spike" or combine such LPG with LNG or condensate or otherwise dispose of Unlifted Quantities. Seller shall use all reasonable efforts to sell such Unlifted Quantities to a third party. If Seller flares, sells, spikes or otherwise disposes or curtails production of LPG, Seller shall so notify Buyer and keep Buyer apprised of all such actions being taken and shall provide Buyer with reasonable access to plant operating data and records relating thereto, including Seller's records of sales to third parties.

   (d) If Buyer fails to lift the Accepted Quantities within the Accepted Date Range, as the same may have been modified by Seller pursuant to paragraph (b) above, Buyer will pay to Seller the amount equivalent to the "Damages" determined in accordance with (i) below after the deduction of the sum of the "Credits" referred to in paragraph (ii) below; provided, however, that if the sum of such Credits equals or exceeds the Damages, Seller shall have no obligation to the Buyer to account for the Credits or any such excess.

        (i)  Damages shall be calculated as follows :
        D    =    (AQ x 95% - LQ) x P
        D    --   Damages
        AQ   --   Accepted Quantity (less any quantities
                    rescheduled by Seller).
        LQ   --   That proportion of Accepted Quantities
                    lifted by Buyer during the Accepted Date
                    Range.
        P    --   The Contract Sales Price for the
                    applicable grade of LPG in effect on the last day of the Accepted Date Range of the Accepted Quantity.

        (ii) Credits for any acts taken by Seller pursuant to paragraph (c) above in respect of Unlifted Quantities shall be calculated in accordance with the following :

             (A) the amount of proceeds actually received by Seller for any sales made to a third party referred to in paragraph (c) above (after deducting direct expenses of the sale) up to the amount Seller would have received from Buyer based on the Contract Sales Prices in effect on the last day of the Accepted Date Range; and

             (B)  the value of Butane "spiked" with
  condensate from Natural Gas which is itself sold to third parties calculated on the basis of ninety percent (90%) of the Contract Sales Price for Butane in effect on the last day of the Accepted Date Range; and

             (C) the value of LPG "spiked" with LNG or LPG not produced as a consequence of curtailed production ("Spiked and Not Produced LPG") calculated on the basis of fifty percent (50%) of the Contract Sales Price for the applicable grade of LPG in effect on the last day of the Accepted Date Range, provided, the aggregate quantity of Spiked and Not Produced LPG in the Fixed Quantity Period in question does not exceed ten percent (10%) of the Fixed Quantity. No credit will be given for Spiked and Not Produced LPG exceeding ten percent (10%) of the Fixed Quantity for such Fixed Quantity Period.

   (e) The undertakings referred to in Article 11.3 (f) shall be deemed to have been discharged in case that the actual lifting is made within the plus or minus five percent (5%) operational lifting tolerance referred to in Article
  12.1 (d).

   (f) Seller shall invoice the amount calculated on the basis of (d) above, to Buyer on the forty-fifth (45th) day of the next calendar year following the end of the year in which such failure to lift has occurred. Such invoice shall be payable by Buyer within fifteen (15) days of receipt.

  5.4   Allocation of Supplies Between Buyer and Other
  Purchasers of LPG

   If the supplies of Propane and/or Butane capable of being produced and loaded at the Bontang Facilities are or are reasonably anticipated to be in any period less than the commitments of Seller to supply the applicable grade of LPG to be shipped from the Loading Port in that period (including the commitment to Buyer hereunder), and such condition is due to an event of Force Majeure affecting the Loading Port or the Bontang Facilities or the Gas Supply Area, then the supplies of such grade of LPG which remain available will be allocated first to those commitments of Seller providing for deliveries of fixed contract quantities from the Loading Port over a term of at least ten (10) years.

ARTICLE 6
  CONTRACT SALES PRICES


  6.1   Contract Sales Prices

   The prices applicable to quantities of Propane and Butane delivered hereunder and to quantities of LPG not taken by Buyer for which Buyer is subject to payment of Damages pursuant to Article 5.3 are herein called the "Contract Sales Prices", and are expressed in United States Dollars per Metric Ton ("U.S. $ / MT"). Buyer shall pay for LPG, in the manner provided in Article 10, at the Contract Sales Price for the applicable grade of LPG calculated in accordance with Article 6.2 as of the bill of lading date, or, in the case of LPG not taken for which Buyer is subject to payment of Damages pursuant to Article 5.3, as of the last day of the applicable Accepted Date Range. Either such date is hereinafter referred to as the "Calculation Date".

  6.2   Calculation of Contract Sales Prices

   The Contract Sales Price ("CSP") for the applicable grade of LPG shall be calculated as of the Calculation Date in accordance with the following formula :

             CSP = A + U.S.$2.00

   where 'A' is the price in U.S.$ / MT applicable at the Calculation Date to Additional Quantities of LPG sold in the relevant Fixed Quantity Period from the Bontang LPG Facilities to the buyers party to the 1986 Contracts; "Additional Quantities" for this purpose means quantities, if any, equal to the difference between 385,000 Metric Tons and the fixed quantities (as adjusted by Seller) applicable to the Bontang LPG Facilities under the 1986 Contracts, sold to any buyer thereunder pursuant to an offer by Seller under the side letters to the 1986 Contracts; provided that if there are no such Additional Quantities, the Contract Sales Price shall be:

   (i) the price applicable to additional quantities delivered from the Arun LPG facilities at Arun, North
  Sumatra and sold in the relevant Fixed Quantity Period to the buyers party to the 1986 Contracts plus U.S.$2.00;

   or, in the absence of any such price,

   (ii) such price (not in any event less than the contract sales price under the 1986 Contracts + U.S.$2.00) as Buyer and Seller shall agree having regard to prevailing market conditions.

ARTICLE 7
  QUALITY AND STATE


  7.1   Specifications

   Propane and Butane purchased and sold hereunder shall be delivered to Buyer in a refrigerated liquid condition and shall have the respective specifications set forth in Exhibit A for Propane and Butane.

  7.2   Disclaimer of Warranties

   There are no guaranties or warranties express or implied of merchantability, fitness, suitability of the LPG for any particular purpose, or otherwise, or of its composition except as stated in Article 7.1.

ARTICLE 8
  TITLE AND RISK OF LOSS


   Delivery shall be deemed completed and title and risk of loss shall pass at the Loading Port as LPG reaches the Delivery Point at which point Seller's responsibility shall cease and Buyer shall assume all risk of loss, damage, deterioration or evaporation as to the LPG so delivered. It is expressly understood that the passage of title and risk as aforesaid is not conditioned on delivery of a bill of lading or other title document.

ARTICLE 9
  VERIFICATION AND MEASUREMENT

  9.1   Inspection

   The quality and quantity of each shipment of LPG hereunder shall be determined by measurement and calculations conducted at the Loading Port by an independent firm of inspectors (to be mutually agreed upon) in accordance with agreed sampling, measurement, and calculation procedures based on recognized good standard practice (such firm is hereinafter referred to as the "Independent Surveyor"). On completion of loading, the Independent Surveyor shall prepare and sign certificates stating the quality and quantity of each grade of LPG loaded, such certificates to conform to a mutually-agreed standard form for this purpose. The Independent Surveyor shall promptly provide Seller with a copy of such certificates and Seller shall thereupon prepare a bill of lading in accordance with the reasonable instructions of Buyer. The bill of lading shall be promptly signed and issued by the vessel's master or the authorised representative of the carrier. The data in the certificates of quality and quantity prepared by the Independent Surveyor shall, absent fraud or manifest error, and subject to the provisions of Article 17, be binding and conclusive upon both parties, and shall be used by Seller in preparing the invoice. Any costs attendant to utilizing the Independent Surveyor shall be borne equally by Seller and Buyer.

  9.2   Measurement and Samples

   Measurement of the quantities and the sampling and analysis for the purpose of determining the quality of the LPG in each shipment shall be carried out in accordance with the procedures set forth in Attachment 1 to this Contract, and samples shall be retained by Seller for at least ninety
  (90) days.

ARTICLE 10
  INVOICES AND PAYMENT


  10.1  Invoices and Cargo Documents

   Promptly after completion of loading of each LPG Tanker, Seller shall furnish by telex or telegram to Buyer an invoice, stated in U.S. Dollars, in the amount of the Contract Sales Prices for the number of Metric Tons delivered. At the same time, Seller shall send to Buyer a signed copy of the invoice and relevant documents showing the basis for the calculation thereof, together with such other customary documents concerning the cargo as may be reasonably requested by Buyer for the purpose of Japanese customs clearance.

  10.2  Other Invoices

   Except as provided in Article 10.1, in the event that any moneys are due from one party to the other hereunder (including, without limitation, amounts payable pursuant to Article 5.3 on account of failure by Buyer to meet its Lifting Obligation) then the party to whom such moneys are due shall furnish or cause to be furnished an invoice therefor and relevant documents showing the basis for the calculation thereof. Such invoice may be sent by telex or telegram, provided that signed copies of such invoice and such relevant documents are also sent at the same time.

  10.3  Invoice Due Dates, etc.

   (a) Each invoice to Buyer referred to in Article 10.1 shall become due and payable by Buyer on the thirtieth
  (30th) calendar day after the date of the bill of lading for the LPG cargo in question. The failure by a vessel's master or authorised representative of the carrier to promptly sign and issue a bill of lading shall not constitute grounds for delay of payment by Buyer. Each invoice referred to in
  Article 10.2 (except the invoice referred to in Article 5.3) shall become due and payable on the thirtieth (30th) calendar day after receipt thereof by the party to which it was sent.

   (b) If any invoice would become due on a date which is not a Business Day, such invoice shall, notwithstanding the provisions of paragraph (a) above, become due and payable on the next succeeding Business Day.

   (c) In the event the full amount of any invoice is not paid by either Seller or Buyer when due, any unpaid amount thereof shall bear interest from the due date until paid, at an interest rate, compounded annually, two (2) percentage points greater than the time-weighted average rate being charged during the period of delinquency by Citibank, N.A., New York, New York, to its prime commercial customers for ninety (90) days loans.

  10.4  Payment

   Buyer shall pay, or cause to be paid, in U.S. Dollars by telegraphic transfer remittance in immediately-available funds, all amounts which become due and payable by Buyer pursuant to any invoice issued hereunder, to a bank account or accounts in the United States to be designated by Seller, provided that each such designation or change thereto shall be effective only upon the written consent of the VICO Group, the TOTAL Group and the UNOCAL Group, as third-party beneficiaries hereunder. Seller shall pay, or cause to be paid, in U.S. Dollars by telegraphic transfer remittance in immediately-available funds, all amounts which become due and payable by Seller pursuant to any invoice issued hereunder, to a bank account designated by Buyer. The paying party shall not be responsible for a designated bank's disbursement of amounts remitted to such bank, and a deposit in immediately-available funds of the full amount of each invoice with such bank shall constitute full discharge and satisfaction of the obligations under this Contract for which such amounts were remitted. Each payment of any amount owing hereunder shall be in the full amount due without reduction or offset for any reason, including, without limitation, taxes, exchange charges or bank transfer charges.

  10.5  Seller's Rights Upon Buyer's Failure to Make Payment

   If payment of any invoice for quantities of LPG sold hereunder or for that portion of Buyer's Lifting Obligation for which Buyer is subject to payment of Damages pursuant to
  Article 5.3 (d) is not made within ten (10) days after the due date thereof, Seller shall be entitled, upon giving written notice to Buyer, to suspend subsequent shipments and sales to Buyer until the amount of such invoice and interest thereon has been paid. Buyer shall not be entitled to any make-up rights in respect of such suspended shipments and sales. If any such invoice is not paid within thirty (30) days after the due date thereof, then Seller shall have the right, at Seller's election, to terminate this Contract and such termination shall become effective upon the date of such notice of termination from Seller. Seller's rights under this Article 10.5 and Seller's exercise of any of such rights shall be without prejudice to any other rights and remedies of Seller arising hereunder or by law or otherwise (including without limitation the right of Seller to demand adequate security of Buyer's performance under circumstances permitted by New York law, and to receive payment of all obligations and claims which arose or accrued prior to termination or by reason of default in payment by Buyer).

10.6    Disputed Invoices

   In the event of disagreement concerning any invoice, the invoiced party shall make provisional payment of the total amount thereof and shall immediately notify the other party of the reasons for such disagreement, except that in the case of obvious error in computation the correct amount shall be paid disregarding such error. Invoices may be contested or modified only if, within a period of ninety
  (90) days after receipt thereof, Buyer or Seller serves notice on the other, questioning their correctness. If no such notice is duly served, invoices shall be deemed correct and accepted by both parties. Promptly after resolution of any dispute as to an invoice, the amount of any overpayment or underpayment shall be paid by Seller or Buyer to the other, as the case may be, plus interest at the rate provided in Article 10.3 from the date payment was due to the date of payment.

ARTICLE 11
  PROGRAMMING AND SHIPPING MOVEMENTS


  11.1  Annual Programs

   Not later than October fifteenth (15th) of each year, Seller shall give written notice to Buyer of the quantities of Propane and Butane available for delivery hereunder at the Loading Port during the next calendar year.

   On or before October twenty-fifth (25th) of each calendar year after receipt of the foregoing notice, Buyer shall advise Seller in writing of the portion (if any) of the Fixed Quantity Buyer wishes to take during each Quarter of the following year (the "Program Year") specifying the quantities of each grade of LPG it wishes to take in each such Quarter. Seller and Buyer shall thereupon consult together with a view to reaching agreement, by November eighth (8th) of the year preceding the Program Year, upon a program for the quantities of each grade of LPG to be shipped hereunder from the Loading Port during each Quarter during the Program Year (the "Annual Program"). If no such agreement shall have been reached as to an Annual Program by November eighth (8th) of the year preceding the Program Year, or if Buyer shall have not notified Seller of its requested quarterly quantities of LPG by October twenty-fifth (25th) of such year, Seller shall be entitled, using reasonable discretion, to establish upon notice made to Buyer by November tenth (10th) of the same year, the Annual Program for the Program Year (including, without limitation, the breakdown of the Fixed Quantity into each grade of LPG). In so doing, Seller shall take into consideration the contents of the above notice from Buyer, Seller's commitments to other purchasers of LPG from the Bontang LPG Facilities, the production ratio of Butane and Propane at the Loading Port and the provisions of Article 5.2.

   For the Program Year 1992, Seller and Buyer shall exchange the above information promptly upon execution of this Contract and shall thereupon consult together upon the Annual Program; but if the Annual Program is not agreed within 14 days after execution hereof Seller may establish the Annual Program on the basis provided in the foregoing paragraph.

  11.2  Quarterly Schedule

   (a) Not later than the twenty-fifth (25th) day of the first month of each Quarter commencing with the first Quarter of 1992, Buyer shall advise Seller in writing of the quantities of each grade of LPG Buyer wishes to take during each calendar month of the succeeding Quarter (the "Shipment Quarter") with respect to each calendar month based on the quantities established under the Annual Program for such Quarter; provided, however, that with respect to such notice given in the last Quarter of any calendar year, the quantities shall be based on Buyer's notice referred to in, and shall be subject to adjustment in accordance with,
  Article 11.1.

   (b)  Following receipt of the notice referred to in
  Article 11.2 (a), Seller and Buyer shall thereupon consult together with a view to reaching agreement upon, by the eighth (8th) day of the second month of the Quarter preceding the Shipment Quarter, a loading schedule for the Shipment Quarter, specifying the month in which each shipment of LPG is to be made in the Shipment Quarter and the quantities of each grade of LPG to be shipped ("Quarterly Schedule"). If no such agreement shall have been reached as to a Quarterly Schedule by the eighth (8th) day of the second month of the Quarter preceding the Shipment Quarter, or if Buyer shall have not issued a notice to Seller in accordance with Article 11.2 (a), Seller shall be entitled, using reasonable discretion, to establish, upon notice made to Buyer by the tenth (10th) day of the second month of the Quarter preceding the Shipment Quarter, the Quarterly Schedule. In so doing, Seller shall take into consideration the contents of the notice from Buyer referred to in Article 11.2 (a), Seller's commitments to other purchasers of LPG from the Bontang LPG Facilities, and the provisions of Article 5.2.

   (c) For the first Shipment Quarter in 1992, Buyer shall advise Seller of the information in paragraph (a) above promptly upon execution of this Contract and Buyer and Seller shall thereupon consult together upon the Quarterly Schedule; but if the Quarterly Schedule is not agreed within 14 days after execution hereof Seller may establish the Quarterly Schedule on the basis provided in the foregoing paragraph.

  11.3  Nominations

   (a) An Accepted Date Range shall be a five (5) day period of time determined in respect of each shipment hereunder in accordance with the provisions of this Article.
  Each date range proposed by either party or established by the Seller as the Accepted Date Range shall, unless otherwise agreed, be a period of five (5) days.

   (b) No later than the twentieth (20th) day of the second calendar month preceding each month in which shipments of LPG are projected to be made hereunder in accordance with the most recent Quarterly Schedule covering such month ("Shipment Month"), Buyer shall notify Seller of the range(s) of days which Buyer proposes ("Nominated Date Range(s)"), as to each shipment in that month, the quantity of each grade of LPG to be shipped ("Nominated Quantities") based on the quantities established in the Quarterly Schedule for such month, and the name of the LPG Tanker ("Named LPG Tanker") or that it is a "to be named" LPG Tanker ("TBN").

   (c) Seller shall respond to Buyer's notice referred to in paragraph (b) above no later than the first (1st) day of the calendar month immediately preceding the Shipment Month as to whether Nominated Date Range(s), Nominated Quantities and other requests are acceptable, and if they are, the Nominated Date Range(s) and Nominated Quantities of each grade of LPG shall be the Accepted Date Range(s) and the Accepted Quantities for the Shipment Month. If the Nominated Date Range(s) or Nominated Quantities or other requests are not acceptable to Seller, Seller shall propose the minimum modifications to Buyer's requests required to accommodate Seller's and the Loading Terminal's operations and schedules. Buyer and Seller shall consult together with a view to reaching agreement upon, by the sixth (6th) day of the calendar month immediately preceding the Shipment Month, a mutually-acceptable schedule of shipments, quantities and date range(s).

   (d) If no agreement shall have been reached as to date range(s) and/or quantities by the sixth (6th) day of the calendar month immediately preceding the Shipment Month, Seller shall be entitled, using reasonable discretion, to establish, upon notice to Buyer by the eighth (8th) day of the calendar month immediately preceding the Shipment Month, the necessary date range(s) for shipments hereunder, which shall be deemed to be the Accepted Date Range(s), and/or the quantity of each grade of LPG to be shipped in relation to each such range, which shall be deemed to be the Accepted Quantities, for the Shipment Month.

   (e) For the first Shipment Month, if so required due to the Quarterly Schedule proposed by Buyer pursuant to Article 11.2, Buyer shall advise Seller of the information in paragraph (b) above promptly upon execution of this Contract and Buyer and Seller shall thereupon consult together upon a mutually-acceptable schedule of shipments, quantities and date range(s); but if such schedule is not agreed within fourteen (14) days after execution hereof Seller may establish such schedule on the basis provided in the foregoing paragraph.

   (f) Buyer and Seller shall be deemed to have undertaken to receive and to deliver, respectively, the Accepted
  Quantities during the Accepted Date Range(s).

  11.4  Notification of Expected Arrivals

   Not later than seven (7) days prior to the first day of each Accepted Date Range, Buyer shall notify Seller of the expected date of arrival of the LPG Tanker scheduled to receive the LPG, and written instructions regarding the making up and disposition of bills of lading and orders for port(s) of discharge, which, if reasonable, shall be complied with by Seller. Buyer shall notify Seller of the name of any LPG Tanker previously advised as a TBN as soon as possible but in no event later than the last day for the naming of a vessel under Terminal Procedures. Buyer may thereafter substitute another LPG Tanker of similar class, type, size, capacity and position, provided all other provisions hereof are complied with and further provided that the advice of substitution is timely under Terminal Procedures.

  11.5  LPG Tanker to Arrive Precooled

   Upon arrival at the Loading Port, any LPG Tanker which does not have its cargo tanks adequately precooled, or is in any other way not fit or ready for the receipt of the LPG as required by the Terminal Procedures will, if scheduling and other operational considerations permit, be cooled down at the berth at Buyer's expense. Laytime will be extended for any time required for cooldown, such time to begin when the vessel starts to receive LPG for cooling and to end when the required loading temperature is reached. Cooldown LPG will be measured in the same manner as LPG for delivery and charged at the Contract Sales Prices in effect at the time of delivery. Should the extended berth time cause a conflict with LNG delivery schedules, Buyer shall cause the LPG Tanker to vacate the berth and return later to continue cooldown or loading, as the case may be. All laytime, harbor fees and port charges for vacating and returning to the berth under these circumstances will be for Buyer's account.

ARTICLE 12
  DELIVERY


  12.1  Delivery

   (a) Delivery of the LPG shall be made F.O.B. by Seller to Buyer at the Loading Terminal in bulk into LPG Tankers arranged by Buyer. The LPG shall be transported to and unloaded at the Receiving Facilities.

   (b) Buyer shall return to Seller free of charge the vapor from Buyer's LPG Tankers during loading and cooling operations.

   (c) It is intended that all deliveries will be made in full LPG Tanker cargo lots. However, Seller and Buyer will endeavour to accommodate the other party's request for part-cargo shipments if such accommodation is possible taking into account shipping and production schedules and ullage at the Bontang Facilities.

   (d) Buyer shall take delivery of the Accepted Quantities of LPG scheduled to be loaded, subject to a plus or minus five percent (5%) operational lifting tolerance to account for operational limitations of LPG Tankers.

  12.2  Loading Terminal, LPG Tankers and Terminal
        Procedures

   (a) Buyer shall provide LPG Tankers at the Loading Port to take delivery of LPG which have the following general specifications and such other specifications as may be required pursuant to paragraph (b) below:

   LPG Tanker capacity :    15,000 to 100,000 Cubic Meters
   Total deadweight    :    up to 65,000 metric tons
   Length overall      :    159 to 255 meters
   Beam extreme        :    up to 40 meters
   Maximum draft       :    up to 12.5 meters

   (b) Seller shall provide at the Loading Terminal a berth, mooring or other area capable of handling LPG Tankers which are within the specifications set out in paragraph (a) above and Article 12.1 (c). Seller shall furnish with reasonable dispatch, upon Buyer's request therefore, all necessary information concerning restrictions applicable at the Loading Port and the Loading Terminal with respect to maximum draft, length and the like in addition to those set out in paragraph (a) above, Terminal Procedures relevant to LPG Tanker operations, and special or non-customary requirements of governmental authorities at the Loading Port with respect to LPG Tanker operations therein. Buyer shall be deemed to be fully familiar with such restrictions, Terminal Procedures, and requirements, provided that Seller has furnished and Buyer has received such information as has been requested as aforesaid. Buyer shall not nominate or furnish an LPG Tanker which does not conform to the aforesaid restrictions, Terminal Procedures, and requirements. Buyer acknowledges that the Terminal Procedures and regulations of governmental authorities with jurisdiction over the Loading Port apply to the loading and receipt of the LPG and to Buyer's LPG Tankers thereat. If Buyer's LPG Tanker does not conform to the Terminal Procedures or the requirements or regulations of the governmental authorities with respect to safety, size, age of the vessel, vessel movements, navigation and operating standards, discharge, and the like, or the master of the LPG Tanker fails to execute Conditions of Use then employed at the Loading Port, Seller may refuse to berth or load the LPG Tanker and any delays or expenses of Seller and Buyer due to such non-conformance, whether Seller so refuses or proceeds with berthing or loading, shall be for Buyer's account.

   (c) Each of Buyer's LPG Tankers shall be designed and at all times be equipped and manned so as to safely receive, at the Delivery Point, Propane and Butane simultaneously for loading at a rate for each grade of LPG of not less than 1,700 Cubic Meters per hour or, if loading one grade of LPG through two loading arms (if the LPG Tankers' manifold configuration so permits), 3,400 Cubic Meters per hour, or if loading Butane and Propane sequentially, at a rate of not less than 1,700 Cubic Meters per hour.

   (d)  The provisions of this Contract applicable to LPG
  Tankers shall apply whether an LPG Tanker is owned or operated by Buyer or otherwise employed by Buyer.

ARTICLE 13
  ARRIVAL, LOADING TIME AND DEMURRAGE


  13.1  Notice of Arrival

   (a) Buyer shall arrange for each LPG Tanker to report by radio to the Loading Terminal or to Seller at the Loading Port a notice of the LPG Tanker's estimated time of arrival, initially within seventy-two (72) hours prior to the LPG Tanker's arrival at the Loading Port. Such notice shall include a statement of the expected temperature of the bottom of the cargo tanks on arrival.

   (b) Buyer shall arrange for each LPG Tanker to report by radio to the Loading Terminal or to Seller at the Loading Port forty-eight (48) and twenty-four (24) hours before arrival thereat (or at such other times as Buyer may be advised by Seller), stating the estimated time of arrival.

  13.2  Notice of Readiness and Loading

   As soon as the LPG Tanker arrives at the sea buoy of the Loading Port, the master shall give notice of readiness to Seller ("Notice of Readiness"); provided, however, that in the event an LPG Tanker should arrive at the Loading Port prior to the first day of the Accepted Date Range, Notice of Readiness shall be deemed effective at the earlier of (i)
  06.00 a.m. local time on the first day of the Accepted Date Range or such earlier time as applicable port regulations designate that vessels are permitted to proceed to berth, or
  (ii) the time loading commences.

  13.3  Laytime

   (a)  The allowed laytime for Seller to load each LPG
  Tanker ("Allowed Laytime") shall be four (4) hours plus either (i) one hour for every 1,700 Cubic Meters comprising the Accepted Quantities, if loading Propane or Butane sequentially, or (ii) one hour for every 3,400 Cubic Meters comprising the Accepted Quantities, if loading Propane and Butane simultaneously or if loading one grade of LPG through two loading arms, subject to adjustment as provided below and in Article 12.1 (d).

   (b) The actual laytime for each LPG Tanker ("Used Laytime") shall commence (i) six (6) hours after the time when the Notice of Readiness is tendered by the LPG Tanker's master or six (6) hours after the Notice of Readiness is deemed effective pursuant to Article 13.2, whichever is later, or (ii) when the LPG Tanker is "all fast alongside" the berth and ready to receive cooldown LPG or cargo, whichever of the foregoing first occurs, and shall end when the loading and return lines of the LPG Tanker are disconnected from the Loading Terminal's loading and return lines. Where delay is caused to an LPG Tanker getting into berth after giving Notice of Readiness for any reason over which neither Seller nor the Loading Terminal has control, such delay shall not count as Used Laytime. If an LPG Tanker's Notice of Readiness is tendered on a date later than the last day of the Accepted Date Range, the LPG Tanker shall await its turn to load in accordance with Terminal Procedures, and Used Laytime shall commence when the LPG Tanker is "all fast alongside" the berth and ready to receive LPG. Any delay due solely to the LPG Tanker's condition or breakdown or inability of the LPG Tanker's facilities to load LPG within the time allowed or at the rate set forth in Article 12.2 (c) shall not count as Used Laytime or time on demurrage.

   (c) The periods mentioned below shall be reduced from Used Laytime and shall not count as time on demurrage:

        (i) any period during which proceeding from the anchorage, berthing, loading or clearing the LPG Tanker to proceed to sea after completion of loading is delayed, hindered or suspended by Buyer, the LPG Tanker's owner, the LPG Tanker's master, or any third party or governmental authority for reasons of safety, weather or for other reasons over which Seller has no control;

        (ii) any period of delay attributable to the operation of the LPG Tanker including the period of time such LPG Tanker awaits a berth by reason of the LPG Tanker being unable to receive LPG under this Contract or under the Terminal Procedures;

        (iii) any period during which the LPG Tanker's tanks are being cooled to a temperature that will permit continuous loading of LPG in accordance with Terminal
  Procedures;

        (iv) any period in excess of Allowed Laytime required to load the LPG Tanker due to the LPG Tanker's inability to load at the Loading Terminal's normal operational loading rate due to limitations placed on the loading rate by the LPG Tanker; and

        (v) any period during which the LPG Tanker is waiting for all necessary port clearances.

  13.4  Demurrage

   (a) If Used Laytime exceeds Allowed Laytime (as adjusted in accordance with Article 13.3) in loading any LPG Tanker, Seller shall pay to Buyer demurrage at the "Annual Demurrage Rate" per day in effect in the calendar year in which Used Laytime commenced for the LPG Tanker. The "Annual Demurrage Rate" for each calendar year shall be the rate (in U.S. Dollars per day) to be determined in accordance with the procedures set out in Exhibit B, and such rate shall be notified to Buyer as soon as possible after it has been determined.

   (b) If demurrage shall be incurred at the Loading Port by reason of fire, explosion, storm or by a strike, lockout, stoppage or restraints of labour or by breakdown of machinery or equipment in or about the plant of Seller, demurrage shall be reduced by one-half of the amount set out in Exhibit B. Seller shall not be liable for any demurrage for delay caused by strike, lockout, stoppage or restraints of labour for master, officers and crew of the LPG Tanker or tugboat or pilots.

   (c) Buyer shall invoice Seller for amounts due under this Article 13.4 and Seller shall pay the invoice in accordance with the terms of Article 10.

ARTICLE 14
  DEPARTURE, MISCELLANEOUS CHARGES AND INSURANCE


  14.1  Departure

   Each LPG Tanker shall vacate the berth as soon as loading is completed, subject to and in accordance with the Terminal Procedures. Any loss or damage incurred by Seller as a result of the LPG Tanker's failure promptly to vacate the berth, except for any cause over which Buyer has no control, shall be paid by Buyer to Seller.

  14.2  Miscellaneous Charges

   Dues and other charges on the LPG loaded shall be paid by Seller. Dues and other charges on the LPG Tanker, whether or not such dues or charges are based on the quantity of LPG loaded or the freight and regardless of who is initially required to pay or withhold such dues and charges, shall be paid or borne by Buyer. Any taxes on freight shall be borne by Buyer.

  14.3  Insurance and Conditions of Use

   Buyer shall ensure that all LPG Tankers shall be entered in a reputable P & I Club acceptable to Seller for all risks, including, without limitation, those provided for in the Conditions of Use. All costs related to entering LPG Tankers with reputable P & I Clubs shall be at Buyer's expense. Buyer shall ensure that the owner, operator or charterer and master of each LPG Tanker shall accept the Conditions of Use. The Conditions of Use shall be modified by an Omnibus Agreement between Seller, Seller's Suppliers and Buyer's Transporter (the "Omnibus Agreement") and a Waiver Agreement between Seller, Seller's Suppliers, Buyer's Transporter and Buyer (the "Waiver Agreement") in the same form and substance as hitherto executed in connection with the use of the Loading Port by other LNG and/or LPG vessels. Prior to the first sale and delivery of LPG under this Contract, Seller shall sign and cause Seller's Suppliers to sign the Omnibus Agreement and Waiver Agreement, Buyer shall sign and cause Buyer's Transporter to sign the Waiver Agreement, and Buyer shall cause Buyer's Transporter to sign the Omnibus Agreement.

ARTICLE 15
  FORCE MAJEURE


  15.1  Events of Force Majeure

   (a) Neither Seller nor Buyer shall be liable for any delay or failure in performance hereunder if and to the extent such delay or failure in performance is directly caused by any of the following causes or events (any such cause or event is hereinafter referred to as an event of "Force Majeure"):

        (i)  As to the Bontang Facilities and the Receiving
  Facilities:

             (A)  fire, flood, atmospheric disturbance,
  lightning, storm, typhoon, tornado, earthquake, landslide, soil erosion, subsidence, washout or epidemics;

             (B)  war, riot, civil war, blockade,
  insurrection, sabotage, acts of public enemies or civil disturbances;

             (C)  strike, lockout or other industrial
  disturbances;

             (D)  accidental damage to Natural Gas
  reservoirs or Natural Gas production facilities in the Gas
  Supply Area or to the facilities for transportation of Natural Gas from the Gas Supply Area;

             (E)  accidental damage to any of the Bontang
  LPG Facilities or the Bontang LNG Facilities;

             (F)  accidental damage to the Receiving
  Facilities capable of receiving the LPG cargo(es) in question;

             (G)  inability or reduced capacity of
  facilities to produce or ship LNG or other hydrocarbons, in either case, requiring a cessation, suspension, interruption or curtailment in production or transmission of Natural Gas, LPG or LNG;

             (H) depletion, reduction or insufficiency of reserves of, or a change in the characteristics of Natural Gas from, or a change in the reservoir characteristics of, the Gas Supply Area such that the contractual quantities of LPG hereunder cannot be produced in a commercial manner; or

             (I)  act of government or governmental
  authorities or any law, decree, order or the like, or taking or confiscation whether or not acting under color of law, that directly affects the ability of a party to perform any obligation hereunder other than the obligation to remit payments as provided in Article 10.4 hereof on account of LPG delivered and taken or not taken and subject to payment of Damages under this Contract.

        (ii) As to Named LPG Tankers:

             (A) loss of Named LPG Tanker or serious damage thereto;

             (B)  closing of harbors, ports or other
  facilities;

             (C)  accident of navigation or perils of the
  sea;

             (D)  fire, flood, atmospheric disturbance,
  lightning, storm, typhoon, tornado, or epidemics;

             (E)  war, riot, civil war, blockade,
  insurrection, acts of public enemies, or civil disturbance;

             (F)  strike or other industrial disturbance
  occurring aboard a Named LPG Tanker; or

             (G)  acts of government.

        (iii)     As to the Bontang Facilities, the
  Receiving Facilities and Named LPG Tankers: any event or cause whether or not of the same type or class as described above and whether or not foreseeable, reasonably beyond the control of the party affected which by the exercise of due diligence that party is unable to overcome.

   (b) Notwithstanding the provisions of paragraph (a) above:

        (i) Buyer shall in no event be relieved of its obligations to pay Seller for LPG sold and delivered to it hereunder or for payment of Damages pursuant to Article 5.2 for LPG not taken;

        (ii) neither party shall be relieved from any other obligations to make payments required hereunder to the other party; and

        (iii) neither party shall be relieved from its obligation to make payments in immediately available U.S.
  Dollars in the place or places otherwise provided for herein.

   (c) Settlement of strikes, lockouts or other industrial disturbances shall be entirely within the discretion of the party experiencing such situations, and nothing herein shall require such party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

  15.2  Notice, Resumption of Normal Performance

   (a) Immediately upon the occurrence of an event of Force Majeure that gives a party warning that the event may delay or prevent the performance by Seller or Buyer of any of its obligations hereunder, the party affected shall give notice thereof to the other party describing such event and stating the obligations the performance of which are, or are expected to be, delayed or prevented, and (either in the original or in supplemental notices) stating (i) the estimated period during which performance may be suspended or reduced, including, to the extent known or ascertainable, the estimated extent of such reduction in performance, and
  (ii) the particulars of the program to be implemented to ensure full resumption of normal performance hereunder.

   (b) In order to promote resumption of normal performance of this Contract within the shortest practicable time, the party affected by an event of Force Majeure shall take all measures to that end which are reasonable in the circumstances, taking into account the consequences resulting from such event of Force Majeure, provided that such party shall not be required to take measures which would involve it in material additional expense or in a material departure from its normal practices. Prior to resumption of normal performance the parties shall continue to perform their obligations under this Contract to the extent not prevented by such event of Force Majeure.

  15.3  Effect on Deliveries, Supplies, Term

   (a) No curtailment or suspension of deliveries or receipt of deliveries shall operate to extend the duration of this Contract or to terminate this Contract (except as specified in paragraph (c) below). Neither Buyer nor Seller shall be obliged to make up shipments omitted due to Force Majeure, whether affecting Seller or Buyer.

   (b) Under no circumstances shall Seller be obliged to purchase or otherwise obtain LPG lost or not produced as the result of Force Majeure, or to replace or supplement the Gas Supply Area as the source of supply of Natural Gas for LPG or to replace or supplement the Bontang LPG Facilities for production of LPG. Should Seller obtain or acquire alternate LPG supplies, Seller shall not be obligated to allocate any such supplies to Buyer.

   (c) If either Buyer's or Seller's performance hereunder is delayed or prevented by Force Majeure for more than one hundred and eighty (180) consecutive days, the other party shall have the right to terminate this Contract upon sixty
  (60) days' prior notice after expiration of such period of one hundred and eighty (180) days to the other party provided that such event of Force Majeure is not remedied within such period of notice.

ARTICLE 16
  EARLY TERMINATION


   If Buyer shall become insolvent or unable to pay its debts as they mature, or commits or suffers any act of bankruptcy (including filing or failing to have discharged any petition in bankruptcy, reorganization, winding-up, liquidation or similar proceeding, the appointment of a receiver or trustee of Buyer or its assets, and assignment for the benefit of its creditors or similar composition), then Buyer shall be in material breach hereunder and (in addition to such other remedies as it may have) Seller shall have the right to terminate this Contract forthwith upon notice to Buyer.

ARTICLE 17
  ARBITRATION


   Any dispute between Seller and Buyer in connection with this Contract or the interpretation, performance or non-performance hereof shall be finally settled by arbitration pursuant to the Rules of Conciliation and Arbitration of the International Chamber of Commerce ("ICC"), in effect at that time, by three (3) arbitrators appointed in accordance with said Rules. The place at which such arbitration proceedings shall be held shall be Paris, France and the arbitrators shall be bound to apply the laws of the State of New York in determination of the dispute. The award rendered by the arbitrators shall be final and binding upon the parties, and may be entered and enforced in any court having jurisdiction. The arbitration proceedings shall be conducted in the English language.

ARTICLE 18
  APPLICABLE LAW


   This Contract shall be governed by and interpreted in accordance with the laws of the State of New York, United
  States of America.

ARTICLE 19
  CONFIDENTIALITY


   Information or documents furnished by a party to the other party hereunder in connection with the performance of this Contract, and which the disclosing party identifies as confidential may not be used or communicated to third parties without the agreement of Seller, in the case of information and documents furnished to Buyer, and of Buyer, in the case of information and documents furnished to Seller. This restriction shall not apply to information or documents which:

   (a) have fallen into the public domain otherwise than through the act or failure to act of the party that has received them;

   (b) are communicated to any Supplier or any Affiliate of a party or a Supplier, with the obligation of the receiving persons to maintain confidentiality;

   (c) are communicated to legal counsel, accountants, other professional consultants or advisers, underwriters or lenders of a party of a Supplier, or other persons that are participating in the implementation of sales of LPG from the Bontang Facilities, with the obligation of the receiving persons to maintain confidentiality;

   (d) are communicated to contractors for or operators of the Bontang Facilities, the Loading Port, any LPG Tanker, or the Loading Terminal, provided that such communication is necessary for the performance by a party of the obligations under this Contract and provided further that said contractors and operators shall be subject to an obligation to maintain confidentiality; or

   (e) are communicated to any governmental authorities of Japan or the Republic of Indonesia, or the United States of America, or the country of incorporation of any Supplier claiming authority to require such disclosure, in accordance with that authority.

   The foregoing obligations of the parties shall survive termination of this Contract.

ARTICLE 20
  NOTICES


   All notices and other communications for purposes of this Contract shall be in English and in writing, which shall include transmission by telex, cable, or other electronic means such as facsimile transmission, except that notices given from ships at sea may be by radio in English. Notices and other communications given by telex, cable or other electronic means shall be confirmed by air mail unless otherwise agreed by the parties. Notices and communications shall be directed as follows:

  A.    To Seller at the following:

          PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA
       (PERTAMINA)


     (Mail address)      P.O. BOX 12 / JKT
                         Jl. Medan Merdeka Timur 1 A
                         Jakarta Pusat, Indonesia

     (Cable address)          PERTAMINA
                         JAKARTA, INDONESIA VIA RCA

     (Telex address)          PERTAMINA
                         44302 or 44152
                         JAKARTA, INDONESIA
          (Facsimile address)      62-21-355271

             In each case marked for the attention of:
   Head of Gas Marketing Department

B.   To Buyer at the following:

          JAPAN INDONESIA OIL CO., LTD.

     (Mail address)      3-18 Kudan-Minami
                         2-Chome
                         Chiyoda-Ku
                         Tokyo 102
                         JAPAN

     (Cable address)          JIOKTOK

     (Telex address)          232 4349 JIO J

     (Facsimile address)      81-3-323

   Either party may designate additional addresses for particular communications as required from time to time, and may change any address, by notice given thirty (30) days in advance of such addition or change. Immediately upon receiving communications by telex, cable, facsimile or radio, a party shall acknowledge receipt by the same means (or may acknowledge receipt of facsimile by telex or cable), and may request a repeat transmittal of the entire communication or confirmation of particular matters.

   If the sender receives no acknowledgement of receipt within twenty-four (24) hours, or receives a request for repeat transmittal or confirmation, said party shall repeat the transmittal or answer the particular request. Unless otherwise expressly provided herein, all notices hereunder shall become effective upon receipt, and for the purposes hereof, "receipt" in the case of a telex shall refer to a message sent for which an "answer-back" was received by the sender. Prior to the first Shipment Month, the parties shall establish radio channels, frequencies and procedures for all communications between LPG Tankers, the Bontang Facilities and the authorities for the Loading Port and Loading Terminal.

ARTICLE 21
  ASSIGNMENT


   Neither this Contract nor any rights or obligations hereunder may be assigned by Buyer without the prior written consent of Seller, or by Seller without the prior written consent of Buyer.

ARTICLE 22
  AMENDMENTS


   This Contract may not be amended, modified, varied or supplemented except by an instrument in writing signed by the President-Director or other duly authorized representative of Seller and by a Director or other duly authorized representative of Buyer.


   Performance of any condition or obligation to be performed hereunder shall not be deemed to have been waived or postponed except by an instrument in writing signed by an authorized signatory, as specified in the preceding paragraph, of the party who is claimed to have granted such waiver or postponements.

ARTICLE 23
  ENTIRE AGREEMENT


   This Contract constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes and replaces any provisions on the same subject contained in any other agreement or communications between the parties prior to the execution of this Contract, whether written or oral.

ARTICLE 24
  LANGUAGE OF THE CONTRACT


   This Contract has been made and executed only in the English language.

ARTICLE 25
  HEADINGS


   The headings and captions in this Contract are inserted solely for the sake of convenience and shall not affect the interpretation or construction of this Contract.

ARTICLE 26
  COUNTERPARTS


   This Contract has been executed in two (2) identical counterparts, each of which shall have the force and dignity of an original, and both of which shall constitute but one and the same Contract.

        IN WITNESS WHEREOF, each of the parties has caused this Contract to be executed in Jakarta by its duly authorized representative as of the date first written above.



  SELLER:                           BUYER:

  PERUSAHAAN PERTAMBANGAN MINYAK    JAPAN INDONESIA OIL CO.,LTD.
  DAN GAS BUMI NEGARA (PERTAMINA)





  By : F.  ABDA'OE                  By :  HIDEO KAMIO
       PRESIDENT DIRECTOR             PRESIDENT DIRECTOR

ATTACHMENT 1

                  Measurement and Sampling Procedures


  (A)   Sampling

   Sampling shall be in accordance with GPA Publication 2174 latest revisions and Appendix B of API Chapter 14.1. Should other approved sampling methods be adopted by Seller, Buyer will be notified.

  (B)   Measurement

   (i) Seller shall, at its sole cost, risk and expense, install or caused to be installed metering facilities of a standard make for the purpose of metering each grade of LPG. Said metering and sampling facilities shall meet Seller's specifications and shall be approved by the Government of Indonesia and shall be installed shoreside in a manner and at a location approved by Seller and shall be operated and maintained by Seller for Seller's account. Buyer, in the presence of a member of Seller's staff, shall at reasonable times have access to the said metering facilities for the purpose of inspection, checking and reading.

   (ii) Equipment and Procedures

        1. Detail engineering of the metering system shall be done by the contractor and is anticipated to be equipped with the following devises:

             Densitometer, de-aerator and strainer, turbine meters, pressure and temperature indicator, automatic sampler, electronic computer, ticket printer, system of valves and meter prover, all of which shall be approved/calibrated by MIGAS. All measurements shall be in the metric system.

        2. Loading lines shall be fully filled and cooled by circulation prior to loading.

        3. Meters shall be proved each time a shipment is made and it shall be acceptable to prove meters either before, during or after tanker loading. Testing of the meters with the meter prover shall be conducted during loading at loading rates that are normal for the LPG Tanker being loaded. At least five runs shall be made with the meter prover. At least three consecutive runs must achieve 0.05% repeatability. Data obtained shall be recorded on the meter proving report which shall be signed by the operators present during the proving procedure. If the meter factor changes by more than 0.2% from the previous test the metering system shall be thoroughly examined.

        4. Correction factors shall be first approved by the Customs & Excises Officer and the meter factor shall become certified by the Customs & Excises Officer signing the meter proving report. The Customs & Excises Officer shall witness the entry of said meter factor into the computer and shall seal the door of the meter panel in use during loading.

        5. Samples of each grade of LPG delivered shall be taken with an automatic sampler. The samples obtained shall be analyzed in accordance with test methods specified in Exhibit A. The results of these analyses shall determine the quality of LPG delivered. Samples shall be kept for 90 days.

        6. The mass of each grade of LPG delivered shall be read from the delivery ticket that has been produced by the totalizer of the ticket printer.

        7.   The results shall be recorded on the Quantity
  Certificate and Quality Certificate referred to in Article
  9.1.

        8. Should the meter prover be out of service, so that meters can not be tested with the meter prover, the meter factor of a meter during a delivery shall be determined from an average of at least two previous meter provings at comparable rates.

   (iii)     Accuracy

        The accuracy of the measuring equipment shall be verified by Direktorat Jenderal Minyak dan Gas Bumi ("MIGAS") of Indonesia at Seller's cost at intervals specified by Government regulations. Upon demand of Buyer any meter shall be tested for accuracy of measurement and if found to be correct, or if found to be in error of not more than 1/2 of one percent (1/2%) with respect to liquid measurement, the expense of such testing shall be borne by Buyer, but the expense shall be borne by Seller if found incorrect by more than 1/2 of one percent (1/2%) with respect to liquid measurement. In any event meters shall be adjusted properly at once to record accurately.

        In the event measuring equipment is out of service or out of repair, so that the volume being measured is not correctly indicated during any period by the reading thereof, the quantities attributable to such period shall be estimated and agreed upon the basis of the best data available, using the first of the following methods which is feasible:

        (a)  By using the registration of any check
  measuring equipment, if installed and accurately registering, or failing;

        (b) By correcting the error if the percentage of error is ascertained by calibrations, test, or mathematical calculations, or failing;

        (c)  By shoreside tank gauging or failing;

        (d)  By ship tank gauging, or failing;

        (e) By estimating on the basis of actual quantities measured during the preceding periods under similar conditions when the meter was registering accurately.

        Operators shall preserve and make available for inspection by Buyer all original test data, charts, and other similar records for a period of at least twenty six
  (26) months after the Year to which the data relates.

   (iv) Basis or Method of Measurement

        Notwithstanding any provisions of this Contract to the contrary, if in order to comply with or by reason of any present or future law, rule, regulation or order of any governmental authority having jurisdiction therein, now or hereafter, in effect during the term of this Contract, the basis or method of measurement hereunder is changed, or in the event Seller elects to measure by an alternate method of measurement which has been approved by the appropriate agency of the Government of Indonesia, then measurement procedures shall be adjusted to compensate for the change in the basis or method of measurement, such that the same selling price for the same quantity shall remain in effect, except as such selling price may be varied in accordance with the provisions of this Contract.

  (C) Seller shall inspect LPG on a regular basis as it is produced and, in case the inspection results do not comply with the specifications set forth in Exhibit A pursuant to
  Article 7, Seller shall promptly advise Buyer of such results.

                             ATTACHMENT 2

     Testing Method of LPG Residual Matter (Mass Analysis Method)


  1.    Scope

   This Standard provides for the testing method of LPG residual matter.

  2.    Summary of Method

   After approximately 1 kg of liquid sample is evaporated in an atmosphere by using the prescribed testing apparatus, it is evaporated for 20 minutes in constant temperature water bath at 750C, and then the residual matter is weighed. It is evaporated for 30 minutes in oven at 1050C, and then the residual matter is weighed, so as to obtain the residual matter at respective temperature.

  3.    Residual Matter Testing Equipment

   The equipment consists of apparatus (1) through (6) described below, and its assembly drawing is shown in Figure
  1.

   Figure 1: Assembly Drawing of Residual Matter

  Testing Equipment

   (1)  Sample Cylinder
        This is of a construction shown in Figure 2. It is a cylinder made of stainless steel, steel or aluminum alloy, withstanding a pressure of more than 31 kgf/cm2 {3.04 MPa}, equipped with two or one nozzle opening (s) and capable of connecting a sample introduction pipe thereto. The cylinder valve should be equipped with a gas filling nozzle of a construction set forth in JIS BS245 (Valve for LPG Cylinder).

   Figure 2: Sample Cylinder [One Example]

   (2)  Connecting Pipe

        This is a pipe of approximately 5 mm in diameter, made of stainless steel or aluminum alloy, withstanding a pressure of more than 80 kgf/cm2. It is provided with a connector to the sample cylinder on one end and with a connector to the cooler on the other end.

   (3)  Cooling Bath

        This is of a type set forth in Figure 3.





   Figure 3: Cooling Bath

   (4)  Filter

        Wire netting of stainless steel; 400 mesh

   (5)  Evaporation Cylinder and Upper Evaporation Pipe

        These are of glass with Class 1 hardness, and are of dimensions and a form shown in Figure 4

         Figure 4:  Evaporation Cylinder and Upper Evaporation
                      Pipe


   (6)    Graduated Test Tube (with Plug)

         This is of glass with Class 1 harness, and is of a construction shown in Figure 5

    Figure 5:  Graduated Test Tube and Plug


  4.   Constant-Temperature Water Bath and Others

   (1) Constant-Temperature Water Bath

       This shall be capable of immersing the graduated cylinder down to the graduation line of 100 ml, and also capable of holding the bath temperature at 37.8 + 0.50 C, and also capable of holding it at 75+ 10 C.

   (2) Platform Scale

       It shall have graduations of 0.01 kg or less

   (3) Oven

       It shall be capable of holding the temperature at 105+ 20 C, and shall not be provided with an ignition source.

  5.   Preparation for Testing

   (1) Glass apparatus, etc. to be used in the testing shall be washed with cleaning solvents, such as acetone, etc., and water and foreign matters are removed therefrom.

   (2) A piece of zeolite (one piece of ceramics, etc.
  of approximately 2 mm in diameter) is put into the graduated test tube and the tube is plugged. Then the tube is held in the oven at 105 0 C for 30 min., and cooled in the decicator for another 30 min., the mass is measured to the digit of
  0.1 mg. often opening the plug once and closing it again.

   (3) The evaporation cylinder and the graduated test tube are assembled in a manner as shown in Figure 1, and all of the ground glass joints are clamped with springs.

  6.   Collection of Sample

   (1) Dry ice and isopropanol are put into the cooling bath, so as to spiral tube.

               (2) Sample cylinder, connecting pipe, cooler and filters are connected as shown in Figure 1 (1).
          Then, the valves are opened in the order of the sample cylinder valve, sample valve and needle valve, and the connecting pipe, spiral tube and filter are co-washed with the liquid sample.

  Note (1): In making connections, all places which will contact with the sample shall be of stainless steel or aluminum alloy. When connections are made with rubber pipe, the connecting portions shall not be annointed with grease or lubricating oil.

     (3) Sample cylinder valve is closed, and then the connecting pipe is removed from the sample cylinder. The mass of sample cylinder is weighed to the digit of 0.01 kg.

      (4) After the connecting pipe is attached to the sample cylinder, the sample cylinder valve is opened, and the sample is let into the evaporation cylinder in liquid state. At this time, the sample is supplied little by little until the evaporation cylinder cools down. Needle valve should be used in adjusting the flow of the sample.

       (5) When approximately 2 liters of liquid sample is let into the evaporation cylinder, the sample cylinder valve is closed, and the sample cylinder is left as it is for approximately one minute.

       (6) Then the connecting pipe is disconnected from the sample cylinder, and the mass of sample cylinder is weighed to the digit of 0.01 kg. Then, the collected quantity of sample is calculated from the difference between this weight and the weight measured in item (3) above.

  7.   Preliminary Evaporation of Sample

       (1) Upper evaporation pipe is attached to the evaporation cylinder and is fastened with springs.

       (2) While cautioning that sudden boiling will not occur (2), the evaporation cylinder is exposed to atmosphere thus the sample will be evaporated until it is reduced to approximately 5 ml.

     Note (2): Evaporation shall be carried out so that bubbles will come out uniformly from the bottom of the graduated test tube. If bubbles are not generated uniformly, it is recommended that the upper evaporation pipe is removed and the tip of copper wire (approximately 2 mm in diameter and 500 - 550 mm in length) is polished with rough-faced file and inserted from the top of the evaporation cylinder. When evaporation speed is low, the graduated test tube shall be immersed in water bath of below 20 o C.

               Remarks: When the evaporation work is conducted outdoors, a place with good ventilation but without direct sunlight should be selected. Adequate consideration shall also be made for fire, explosion and offensive odor. When the work is conducted indoors, measures shall be taken to disposal Safety the evaporated gas from the upper evaporation pipe.

     (3) After the test tube is immersed in the constant-temperature water bath at 37.8oC up to its shoulder for 20 minutes, the graduated test tube is taken out of the constant-temperature water bath.


     (8)  Measurement of Residual Matter at 75o C

               (1) The graduated test tube is removed from the evaporation cylinder (3), and the graduated test tube is immersed into the constant temperature water bath at 75o C down to the 100 ml graduation line. After being held there for accurately 20 minutes, air is blown into the same test tube for accurately 10 seconds at a rate of 3 l./minute (4), and the gas in the test tube is replaced by air.

               Note (3): Before removing the test tube, the water drops between the graduated test tube and the connecting portion of the evaporation cylinder shall be wiped off.

               Note (4): Method of blowing the air into the test tube shall be in accordance with Figure 6.

   Figure 6:   Method of Blowing Air into Test Tube

                 (2) The graduated test tube is taken out the constant temperature water bath, and it is immediately plugged. Water adhered to the graduated test tube should be wiped off.

                         After being left cooling in the desicator for 30 minutes, opening plug once and closing it again in order to prevent vacuum situation, the graduated test tube is weighed to the digit of 0.1 mg.

    9.     Measurement of Residual Matter at 105o C

                 (1) Upon completing the operation in Section 8, the plug on the graduated test tube is removed, and the graduated test tube is horizontally placed in the oven at 105o C for 30 minutes, and then air is blown into the graduated test tube for accurately 10 seconds at a rate of 3 l./minute (3), and the gas in the test tube is replaced by air.

               (2) The graduated test tube is taken out of the oven. After being left cooling in the desicator for 30 minutes, the mass of the graduated test tube, together with the plug, is weighed to the digit of 0.1 mg.

  10.  Calculation and Results

          The residual matter is calculated in accordance with the following equation, and the result is rounded to an integer. Each of the results will carry an additional remark of evaporation temperature.

             S   =   (A - B) X 10 3
                     M
               where:  S:  Residual Matter (mass in ppm)
           A: Mass (g) of the graduated test tube (with plug) after evaporation at 75o C or 105o C
           B: Mass (g) of the graduated test tube (with plug)
           M:  Collected amount of the sample (kg)

       Remarks:    When foreign matters, such as rust, etc.
  are found at the inspection of the filter, such effects should be recorded.

                             ATTACHMENT 3

                     Precision for Residual Matter


  1.   Repeatability

   Duplicate results by the same operator should be considered suspect if they differ by more than the amounts shown in Figure 1 and 2 for repeatability.

  2.   Reproducibility

   The results of two laboratories should be considered suspect if the two results differ by more than the amounts shown in Figure 1 and 2 for reproducibility.